Exhibit 10.3.1

SELLER PRIORITY SURPLUS NOTE
Number 1

For Value Received, ONEBEACON INSURANCE COMPANY, a Pennsylvania domiciled, property and casualty insurance company located at OneBeacon Insurance Company, 3 Batterymarch Park, Quincy, MA 02169 (the “Company”) promises to pay to OneBeacon Insurance Group LLC of 601 Carlson Parkway, Minnetonka, MN 55305 (the “Holder”) the principal sum of $57,900,000 (the “Surplus Note”), and to pay interest thereon, from December 23, 2014 or from the most recent Scheduled Interest Payment Date (as defined below) for which interest has been paid or duly provided for, semi-annually in arrears on March 15 and August 31 in each year and on the date on which this Surplus Note matures, commencing March 15, 2015 (each, a “Scheduled Interest Payment Date”), at the applicable Stated Rate (as defined below), until the principal hereof is paid or duly provided for. The terms and conditions governing payment of this Surplus Note are as follows:

1.This Surplus Note has been issued in accordance with Section 322.2 of the Insurance Company Law of 1921, as amended by Act 216 of November 30, 2004 (40 P.S. § 445.2).

2.The obligation of the Company to pay the Holder in accordance with the terms and conditions of this Surplus Note is unconditional and absolute. Nothing contained herein is intended to or shall prevent the Holder, in the event of default by the Company under the terms and conditions of this Surplus Note, from exercising all remedies permitted by applicable law, provided that such rights and remedies of the Holder shall at all times remain subject to the terms and conditions hereof.

(a)Any payment of principal or interest on this Surplus Note shall be subordinated, whether existing or hereafter incurred or created, to payment of all policyholders, other liabilities of the Company, including all claims and beneficiary claims of all policyholders, and all other classes of creditors other than holders of surplus notes the terms of which expressly state that they are subordinated to this Surplus Note.

(b)The annual interest rate on this Surplus Note shall be equal to the applicable Stated Rate.

The “Stated Rate” shall be equal to:

(i)	for each Scheduled Interest Payment Date occurring on or prior to March 15, 2020, a per annum rate equal to 6.01%;

(ii)
for each Scheduled Interest Payment Date occurring after March 15, 2020 but on or prior to March 15, 2025, a per annum rate equal to the sum of (A) (i) 6.01%, less (ii) 1.78%, plus (iii) 1.0% (such amount, the “Base Rate”), plus (B) Three-Month LIBOR; and

(iii)	for each Scheduled Interest Payment Date occurring after March 15, 2025, a per annum rate equal to the sum of (A) the Base Rate, plus (B)
(i)0.50%, multiplied by (ii) the number of consecutive five-year periods (including any partial five-year period) occurring from March 15, 2025 to and including such Scheduled Interest Payment Date, plus (C) Three- Month LIBOR.

“Three-Month LIBOR” shall be equal to three-month LIBOR as reported in the Eastern Edition of the Wall Street Journal two Business Days (as defined below) prior to the applicable Scheduled Interest Payment Date.

(c)The Company shall repay this Surplus Note on March 15, 2020, subject to all terms and conditions of this Surplus Note and specifically paragraph 2.

(d)Principal or interest on this Surplus Note shall not be a liability nor an expense except to the extent that the payment has been approved by the Insurance Commissioner of the Commonwealth of Pennsylvania (the “Commissioner”). Unapproved interest shall not be represented as an addition to the principal or notional amount and shall not accrue further interest. This Surplus Note shall accrue interest only on the outstanding principal balance and not on accrued but unpaid interest.

(e)Any interest payment or principal repayment on this Surplus Note requires prior approval of the Commissioner. The Company shall provide the Commissioner with written notice at least thirty days prior to the intended date of the payment of principal or interest on the Surplus Note.

(f)This Surplus Note is not a liability or claim against the Company or any of its assets, and interest shall be repaid only out of the unassigned surplus of the Company. Payment of principal and interest on this Surplus Note are not guaranteed and such payment is subordinated to claims of all policyholders, creditors and other liabilities of the Company.

(g)Interest on this Surplus Note shall be calculated on the basis of a 360-day year of twelve months of 30 days each.

3.Payments of interest on this Surplus Note will be made, in accordance with the foregoing and subject to applicable laws and regulations, (i) by wire transfer of immediately available funds to an account maintained by the person entitled thereto with a bank if such registered holder gives notice to the Company, not less than 15 days (or such fewer days as the Company may accept at its discretion) prior to the applicable scheduled payment date or maturity date hereof, of the payee’s account to which payment is to be made or, (ii) if no such notice is given, by mailing a check on or before the scheduled payment date of such payment to the person entitled thereto at such person’s address as provided to the Company. Unless the designation of the payee’s account to which payment is to be made is revoked, any such designation made by such holder with respect to this Surplus Note of the payee’s account to which payment is to be made shall remain in effect with respect to any future payments with respect to this Surplus Note payable to such holder. In any case where the scheduled payment date or maturity date of this Surplus Note shall be at any place of payment a day on which banking institutions are not carrying out transactions in U.S. dollars or are authorized or obligated by law or executive order to close, then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions in the applicable jurisdiction are not carrying out transactions in U.S. dollars or are authorized or obligated by law or executive order to close (a “Business Day”), with the same force and effect as if made on the scheduled payment date or maturity date thereof, and no interest shall accrue on the amount of such payment for the period after such date, if such payment is so made.

4.This Surplus Note may be redeemed by the Company, subject to the approval of the Commissioner, in whole or in part, at any time, subject to all the terms and conditions of this Surplus Note and specifically paragraph 2, at a redemption price equal to 100% of the aggregate principal amount plus any accrued and unpaid interest (calculated pursuant to the terms of this Surplus Note) to be redeemed. In addition, subject to all the terms and conditions of this Surplus

Note and specifically paragraph 2, the Company shall redeem this Surplus Note in whole or in part on March 15 of each year in an amount, if any, such that, following such prepayment, the Company’s “total adjusted capital” (as such term is defined in, and calculated pursuant to, the risk- based capital instructions permitted or prescribed by the insurance laws of the Commonwealth of Pennsylvania) is equal to the product of 2.0 (or such other factor established by the Commissioner) and the Company’s “authorized control level RBC” (as such term is defined in, and calculated pursuant to, the risk-based capital instructions permitted or prescribed by the insurance laws of the Commonwealth of Pennsylvania). The Company shall provide the Commissioner with written notice at least thirty days prior to the intended date of the redemption. This Surplus Note shall be canceled upon redemption, whether in whole or in part, and cancellation shall be effective upon approval of the Commissioner. If the redemption is not for full outstanding principal balance, the Company shall issue new surplus notes for the amount of outstanding principal balance and shall contain the same terms as contained in this Surplus Note as approved by the Commissioner.

5.This Surplus Note may be assigned or transferred by the Holder, in whole or in part, at any time, subject to all the terms and conditions of this Surplus Note and specifically paragraph 2, upon approval of the Commissioner and the Board of Directors of the Company. The Holder and the Company shall provide the Commissioner with written notice at least thirty days prior to the intended date of the assignment or transfer. Any such assignment or transfer shall not be effective so as to impose any obligations or liability upon the Company and such assignment or transfer shall be duly registered in the appropriate books of record of the Company. In the event of such assignment or transfer, the Holder shall surrender this Surplus Note to the Company for cancellation and for issuance of a substituted Surplus Note or Surplus Notes identical in form and substance to this Surplus Note, in aggregate principal amounts equal to the assigned or transferred and unassigned or untransferred portions hereof. This Surplus Note is not assignable or transferrable except as set forth in this paragraph 5.

6.No recourse for the payment of the principal of or interest on this Surplus Note, and no recourse under or upon any obligation, covenant or agreement for any claim based on this Surplus Note or otherwise in respect hereof, or on account of the creation of any indebtedness represented hereby, shall be made against any incorporator, member, officer or director, past, present or future, of the Company, or any successor or resulting corporation, either directly or through the Company, or any successor or resulting corporation, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that any and all such personal liability, if any, of every such incorporator, member, officer or director is expressly waived and released by the Holder as a condition of, and in consideration of, the issuance of this Surplus Note.

7.For so long as this Surplus Note remains outstanding or any amount remains unpaid on this Surplus Note:

(a)The Company shall use commercially reasonable efforts to obtain the approval of the Commissioner in accordance with Section 322.2 of the Insurance Law for the payment by the Company of interest on and principal of this Surplus Note on the scheduled payment dates, prepayment date or maturity dates thereof, and, in the event any such approval has not been obtained for any such payment or prepayment at or prior to the scheduled payment date, prepayment date or maturity date, as the case may be, to continue to use best efforts to obtain such approval promptly thereafter. Not less than 45 days prior to the scheduled payment date, prepayment date or maturity date (excluding any such maturity date which arises as a result of the obtaining of an order or the granting of approval for the rehabilitation, liquidation, conservation or dissolution of the Company), the Company will seek the approval of the Commissioner to make each payment or prepayment of interest on and principal of this Surplus Note. In addition, the Company shall notify in writing the holder of this Surplus Note no later than five Business Days prior to the scheduled payment date for interest, date for the prepayment of principal or the maturity date for principal in the event that the Commissioner has not then approved the making of any such payment on such scheduled payment date, prepayment date or such maturity date, and thereafter, if such payment or prepayment has been approved by the Commissioner, shall promptly notify in writing the holder of this Surplus Note of such approval.

(b)Until the full principal amount of this Surplus Note and any interest incurred thereon has been paid to the holder hereof, the Company shall not, without the prior written consent of the holder of this Surplus Note:

(i)make any dividend or distribution to holders of its equity interests or purchase or retire any of its equity interests;

(ii)create, assume, incur or have outstanding any indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other person;

(iii)cease operations, liquidate, merge, transfer, acquire or consolidate with any entity, or dissolve or transfer or sell assets outside of the ordinary course of business;

(iv)amend its charter or bylaws in a manner that would adversely affect its corporate existence, material rights (charter and statutory) or material franchises; or

(v)write, assume or acquire any new business (including through any reinsurance or under existing treaties) other than pursuant to the fronting requirements set forth in Section 5.23 of that certain Stock Purchase Agreement between OneBeacon Insurance Group LLC, Trebuchet US Holdings, Inc. and the other parties thereto, dated October 17, 2012, as amended from time to time.

8.The Holder, in consideration of the issuance hereof, represents and warrants that it has been furnished with information sufficient to make an informed decision to make the advance represented by this Surplus Note. The Holder, by acceptance of this Surplus Note, acknowledges that this Surplus Note has been acquired in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and that the Company is relying, to the extent applicable, upon such representations and warranties.

9.Nothing in this Surplus Note, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the Company and the Holder, any legal or equitable right, remedy or claim under or in respect to this Surplus Note or under any covenant, condition or provision contained herein.

10.In the event of the insolvency, bankruptcy, receivership, rehabilitation, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, by or against the Company, or any liquidation or winding up of the Company, whether voluntary or involuntary, this Surplus Note will immediately mature in full without any action on the part of the holder of this Surplus Note, and repayment of the balance of the funds and any accrued interest then due and owing to the Holder shall be subordinate to any policyholder, claimant and beneficiary claims as well as debts owed to all other classes of creditors. Notwithstanding any other provision of this Surplus Note, in no event shall any holder of this Surplus Note be entitled to declare this Surplus Note immediately mature or otherwise be immediately payable.

11.In the event that the Commissioner approves a payment of any interest on or principal of, or any redemption payment with respect to, this Surplus Note, in whole or in part, and the Company fails to pay the full amount of such approved payment on the date such amount is scheduled to be paid, such approved amount will be immediately payable on such date without any action on the part of the holder of this Surplus Note. In the event that the Company fails to perform any of its other obligations hereunder, the holder of this Surplus Note may pursue any available remedy to enforce the performance of any provision of this Surplus Note; provided, however, that such remedy shall in no event include the right to declare this Surplus Note immediately payable, and shall in no circumstances be inconsistent with the provisions of applicable law or the provisions of Section 2. A delay or omission by the holder of this Surplus Note in exercising any right or remedy accruing as a result of the Company’s failure to perform its obligations hereunder and the continuation thereof shall not impair such right or remedy or constitute a waiver of or acquiescence in such non-performance by the Company. To the extent permitted by law, no remedy is exclusive of any other remedy and all remedies are cumulative.

12.All notices, requests, claims, demands or other communications under this Surplus Note shall be deemed to have been duly given and made if in writing and (a) at the time personally delivered if served by personal delivery upon the party for whom it is intended, (b) at the time received if delivered by registered or certified mail (postage prepaid, return receipt requested) or by a national courier service (delivery of which is confirmed), or (c) upon confirmation if sent by facsimile; in each case to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

to the Company:

OneBeacon Insurance Company
c/o Armour Risk Management, Inc. 1880 JFK Boulevard, Suite 801
Philadelphia, PA 19103
Telephone:    215 665 5000
Facsimile:    866-264-5863 Attention:    Stan Hoch

to the Holder:

OneBeacon Insurance Group LLC 601 Carlson Parkway, Suite 600
Minnetonka, MN 55305
Telephone: (952) 852-6731
Facsimile: (888) 353-6247
Attention: Maureen Phillips

13.In the event that any one or more of the provisions contained in this Surplus Note other than the provision of Paragraph 2, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Surplus Note, but this Surplus Note shall be construed as if such invalid or illegal or unenforceable provision had never been contained in this Surplus Note.

14.The covenants, stipulations, promises and agreements contained in this Surplus Note shall bind and inure to the benefit of, and shall be enforceable by the Company and the Holder, and their respective successors and assigns.

15.This Surplus Note shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, unless and to the extent preempted by the laws of the United States of America.

16.This Surplus Note represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties and shall be modified only by a written amendment of the Company and the Holder upon receipt of prior written consent of the Commissioner.

[Signature page follows]

IN WITNESS HEREOF, the Company, intending to be legally bound, has caused this Surplus Note to be executed and attested to by its duly authorized officers and corporate seal to be impressed this December 23, 2014.

ONEBEACON INSURANCE COMPANY

(CORPORATE SEAL)

/s/ Standley Hoch
Name:	Standley Hoch
Title:	President

Attest to by:

/s/ Assistant Secretary

Agreed and Accepted by:

ONEBEACON INSURANCE GROUP LLC

/s/ Paul H. McDonough
Name:	Paul H. McDonough
Title:	Senior Vice President & Chief Financial Officer

[Signature Page to Seller Priority Surplus Note]